Exhibit 10.1

Board Approved 10-21-16

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy
Effective January 1, 2017

Annual Director Fees

Subject to reductions for attendance and/or performance issues, as further described in this Policy, each director will be paid an annual fee (“Annual Fee”), which will not exceed the maximum amount detailed in the table below (the “Annual Fee Cap”). The Annual Fee will generally be paid as follows: one-half will be paid in the form of quarterly retainer fees (“Quarterly Retainer”); and the other half will be paid based on preparation for and attendance at pre-scheduled1 daily in-person Board or Committee meetings (“Per-Day Fees”) and conference calls (“Per-Call Fees”). In addition to the Annual Fee, each director who serves as a Committee Chair will be paid a fee in the maximum annual amount of $10,000 (“Committee Chair Fee”). Directors shall be paid these fees as described in the Timing of Director and Committee Chair Fee Payments section of this Policy.

	Estimated Annual Fee Cap	Quarterly Retainer	Per-Day Attendance Fee	Per-Call Attendance Fee
Chair	$119,000	$14,875	$5,273	$300
Vice Chair	$109,000	$13,625	$4,818	$300
Director	$98,000	$12,250	$4,318	$300

The Annual Fees are established based on an evaluation of McLagan market research data and a fee comparison among the FHLBanks. The fee structure assists the Bank in recruiting and retaining highly qualified directors willing to meet their fiduciary duties while aggressively advocating for the Bank. The fees are also structured to retain qualified directors during times of economic stress for the Bank or the industry.

The Chair, Vice Chair, and Director Per-Day Fee amounts are calculated by dividing a numerator equal to one-half of the applicable Annual Fee less $1,500, which is the maximum amount of Per-Call Fees a director may earn in a year, by a denominator equal to eleven (11), which is the number of mandatory in-person events for a year.2 The Per-Call Fee amount is determined by dividing $1,500 by five (5), which is the number of mandatory pre-scheduled Board conference calls per year.3

To have consistency among directors for attendance fees, these baseline calculations may not necessarily be reflective of a director’s actual attendance requirements, which is ultimately based on a director’s actual Committee assignments and the timing of pre-scheduled meetings.

Per-Day/Per-Call Fees

Regular preparation and attendance at Board and Committee meetings, as well as related conference calls are all expected elements of the directors’ fiduciary duties to the Bank.

A Per-Day Fee or a Per-Call Fee, as applicable, will be paid for each day that a director attends an in-person meeting or for each conference call a director attends of the Board or a Board Committee (upon which the director serves). In cases where the Board is scheduled to meet in person, directors will not be compensated for attending via conference call. An in-person meeting or conference call with consecutive meetings of the Board and/or any Committee(s) is considered one in-person or conference call event.

In the event a director must be recused from a meeting (in-person or conference call) because the director is not disinterested in the meeting topic, the director should appear for the meeting and then be excused. This will count as attendance and will not count against a director’s excused absences.

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1 For purposes of this Policy, pre-scheduled means any event scheduled as of December 31 of the prior year.
2 Based on twelve (12) pre-scheduled in-person Board meetings plus the FHLBank System directors’ conference minus two (2) excused absences.
3 Based on seven (7) required Board conference calls per year, minus two (2) excused absences.

Exhibit 10.1

Subject to the Annual Fee Cap, Per-Day Fee payments will also include new director orientation (only for directors new to the Board) and FHLBank System meetings where attendance by all directors is expected, such as the System’s directors’ conference.

Excused Absences, Forfeitures and Conference Call Penalty

Each director will be excused for two pre-scheduled in-person meetings (including training sessions identified as mandatory) and two pre-scheduled Board or Committee-assigned conference call meetings for any reason. Upon the third absence and any absences thereafter for a pre-scheduled in-person meeting, the Per-Day Fee will be forfeited. Upon a director’s third absence and any absences thereafter for a pre-scheduled conference call of the Board or a Board Committee (upon which the director serves), in addition to forfeiture of the Per-Call Fee, a per-call attendance penalty of $500 will be assessed out of the director’s unpaid fees.

Cancellations by the Bank of a prescheduled meeting or conference call will be reimbursed as a regular Per-Day Fee or Per-Call Fee, as applicable.

Timing of Director and Committee Chair Fee Payments

Fees shall be paid in arrears on a quarterly basis during the last week, generally, of each March, June, September, and December. Upon calculation of the third quarter payment, if such payment will cause a director to reach the Annual Fee Cap, the third quarter payment will be reduced such that one Quarterly Retainer fee will be held until the fourth quarter payment to avoid any director being fully paid before the end of the year and prior to completion of the director’s annual obligations. The payments shall be paid to the Director, or to the Director’s employer pursuant to the terms of the employer’s authorized charitable contribution plan, if timely established.

Annual Committee Chair Fees shall be paid pro-rata on a quarterly basis as part of the annual retainer fee. To be eligible for a Committee Chair Fee, the Director must be designated, by the Board, as a Committee Chair as of the last day of the quarter, except for the fourth quarter, which requires the Chair designation as of December 15.

Directors retiring or resigning from the Board shall be entitled to a pro-rata payment (measured monthly) of their Quarterly Retainer and Committee Chair Fee, if applicable, in addition to any unpaid, but earned, Per-Day and/or Per-Call Fees.

Reduction in Compensation for Inadequate Director Performance or Attendance as Required by 12 CFR
§1261.22(b) and (c)

A director’s Quarterly Retainer, payable in the future, will be reduced if a majority of the disinterested directors determines such director’s Board performance, ethical conduct, or Board meeting attendance is significantly deficient. The facts supporting the determination and the amount of the reduction will be documented in the Bank’s Board minutes.

On a quarterly basis, prior to payment of the Quarterly Retainer fee, the Board Chair shall review director attendance records, as prepared by the Corporate Secretary. The results of that review will be reported to the Board, as necessary, based on the record of unexcused absences. The attendance records shall be used, in addition to considering director performance, when assisting the Board in determining whether a director’s Quarterly Retainer should be reduced.

Any reports of significantly deficient Board performance or unethical conduct must be made to the Board Chair, who will then discuss the issue with the disinterested directors of the full Board in making the final determination of whether a director’s Quarterly Retainer should be reduced.

If the Board Chair is the subject of the report, the report should be made to the Board Vice-Chair. If the Board Vice-Chair is also the subject of the report, then the report should be made to the most tenured disinterested director of the Board, who will then discuss the issue with the remaining disinterested directors of the full Board.

Exhibit 10.1

Expense Reimbursement

Travel expense reimbursement will be provided for Board meetings, Committee meetings, meetings with regulators, new director orientations, mandatory and optional training sessions of the Board, educational seminars (pre-approved by the Bank), member events, FHLBank System meetings, Council of FHLBanks’ meetings (for Council members), Community Investment conference meetings, or Bank marketing meetings. Travel expenses include reasonable and necessary transportation, meals, lodging, entertainment, and incremental charges for long-distance telephone, internet, and cellular phone.

No gift or entertainment expenses initiated by a director shall be reimbursed without being prearranged by the Bank. Each director should review the Bank’s Code of Conduct regarding gift and entertainment restrictions.

To qualify for reimbursement, all eligible expenses incurred must be sufficiently documented according to IRS guidelines and submitted to the Bank within sixty (60) days of the date of the corresponding meeting’s conclusion. The timing requirement may be waived, at the discretion of the Chief Accounting Officer, in the event of an error or omission or other reasonable circumstances.

Reimbursement for Spouses/Guests Travel

While spouses/guests are welcome to attend Board events, the Bank will not reimburse the directors for travel expenses incurred by spouses/guests for such attendance, unless pre-approved by the Chief Accounting Officer as having a bona fide business purpose. However, spouses/guests may participate, at no charge, in group meals or entertainment activities as part of a Board meeting or event. Incidental expenses including, but not limited to, individual meals, personal hotel or spa services, personal entertainment expenses and similar items, will not be reimbursed. All IRS requirements shall be met by the Bank regarding reporting of spouse/guest expenses and reimbursements.

Air Travel and First Class

1.The Bank will reimburse the regular coach class airfare expense for a roundtrip flight between the director’s home airport and the site of a Bank function. The expense will also include any reasonable fees associated with air travel, including check-in, seat, and baggage fees. Travel scheduling affecting the air travel expense shall be reasonable, given the timing of the meetings. The actual cost of private air travel will not be reimbursed, but the regular coach class airfare expense may be substituted.

2.First-class air travel will be reimbursed at the regular coach rate, unless the upgrade to first-class was necessary due to scheduling or flight availability.

3.If a director’s non-Bank activity requires a route to attend a Bank function that originates or terminates in a location other than the director’s home airport, the Bank will reimburse the director for the incremental cost not to exceed the coach class round trip airfare that would have otherwise been incurred by the director to attend the Bank event.

Mileage reimbursement

The Bank will reimburse a director for use of a personal automobile on Bank business based on the number of business miles driven. The mileage reimbursement rate will adhere to IRS guidelines. Reimbursable mileage will be based on the most direct route to and from the destination.

Issues of Interpretation

Unless expressly provided herein or in 12 CFR §1261.20-24 (as amended), the Chief Accounting Officer is authorized to interpret the provisions of and to address situations not anticipated by this Policy, consistent with the requirements set forth in the statute or the regulations promulgated by the Federal Housing Finance Agency or other relevant IRS guidelines, along with the Bank’s Business Travel & Eligible/Ineligible Expenses Policy.

Exhibit 10.1

Human Resources Committee Annual Review and Reporting

The Human Resources Committee shall annually review this Policy and shall submit its recommendation to the Board for approval no later than the last regularly scheduled meeting of the Board for the year. Per 12 CFR §1261.22, the Board shall also submit the annually adopted Directors’ Compensation and Expense Reimbursement Policy and supporting decisional documentation to the Federal Housing Finance Agency Director within ten (10) days of Board approval, no later than December 31 of each calendar year, and at least thirty (30) days prior to disbursing the first payment to any directors.

In addition, per 12 CFR §1261.21, no later than the tenth (10th) business day of each calendar year, the Bank shall report to the Finance Agency the amount of compensation and expenses paid to each director, along with the total number of meetings held by the Board and its designated Committees, and the number of Board and designated Committee meetings each director attended in-person or through electronic means for the immediately preceding calendar year.